Exhibit 99.1

SONIC FINANCIAL CORPORATION
Post Office Box 18747
Charlotte, NC 28218
704-532-3306; 704-532-3312 (Fax)

April 23, 2019

Board of Directors

Speedway Motorsports, Inc.

5555 Concord Parkway South

Concord, North Carolina 28027

Dear Members of the Board of Directors:

Sonic Financial Corporation (“SFC”) is pleased to submit this non-binding proposal to acquire all of the outstanding shares of stock of Speedway Motorsports, Inc. (the “Company” or “TRK”) that are not owned by SFC, O. Bruton Smith, his family and entities controlled by Mr. Smith and his family (collectively with SFC, the “Smith Group”), for cash consideration of $18.00 per share (our “Proposal”). As you know, the Smith Group beneficially owns, directly or indirectly, approximately 29 million shares of TRK, and controls over 70% of the voting power of TRK.

We believe that our Proposal reflects an extremely attractive value to the Company’s public stockholders. Specifically, $18.00 per share represents a significant premium of 31% to yesterday’s closing price and 26% to the 30-day volume-weighted average price per share of $14.27 as of April 22, 2019.

As you know, NASCAR racing has faced several challenges in recent years, and the Company has been impacted by these challenges. NASCAR has indicated the sport would benefit from structural change. We believe TRK would be more able to compete in this challenging and changing environment as a private company.

SFC and members of the Smith Group are best-positioned to continue to manage and oversee the Company as a private company. Mr. Bruton Smith, Executive Chairman and founder of the Company, has been a pioneer in the motorsports business since the sport’s beginning. His ingenuity and vision for the sport have been highly instrumental in the motorsports business for decades, and the sport has recognized his contributions by inducting him into the NASCAR Hall of Fame. Additionally, Mr. Marcus Smith, the current Chief Executive Officer of the Company, has played a key role in the motorsports industry and has also been an important figure in the evolution of the sport and the Company over the past several years. Given the Smith Group’s role in the sport and involvement in the Company, we believe we are the best party to lead the Company through the challenges ahead.

Our Proposal is subject to the approval of the Company’s Board of Directors and the negotiation and execution of mutually acceptable definitive transaction documentation. It is our expectation that a special committee of independent directors appointed by the Company’s Board of Directors will consider our Proposal and make a recommendation to the Company’s Board of Directors. We will not move forward with the Proposal unless it is approved by such a special committee, as advised by independent legal and financial advisors. In addition, our Proposal will be subject to a non-waivable condition requiring the approval of a majority of the aggregate voting power represented by the shares of common stock that are not owned by the Smith Group. Definitive transaction documents related to our Proposal would not be subject to any financing conditions. Finally, given the Smith Group’s existing controlling stake in and history with the Company, we will need to perform only very limited due diligence prior to executing definitive documentation.

Our Proposal should not be construed as indicating an interest in participating in any alternative change of control transaction involving the Company. The Smith Group, in their capacities as shareholders, have no interest in selling control of TRK.

We emphasize that neither the failure of a special committee to recommend a transaction nor the failure of TRK’s public stockholders to approve a transaction would adversely affect the Smith Group’s on-going relationship with the Company. All members of the Smith Group intend to remain as long-term stockholders of the Company if a transaction cannot be completed under our Proposal.

This Proposal is a non-binding expression of interest only and does not constitute an offer subject to binding acceptance, and we reserve the right to withdraw or modify our Proposal at any time. No legal obligation with respect to the Proposal or any other transaction shall arise unless and until we have executed definitive transaction documentation between us and the Company.

We and our advisors look forward to working with the special committee and its advisors to expeditiously negotiate and consummate a mutually acceptable transaction. We are available at your convenience to discuss any aspects of our Proposal and this important transaction.

Sincerely,

Sonic Financial Corporation

/s/ Marcus G. Smith

Marcus G. Smith, Executive Vice President

cc:  Cary Tharrington, General Counsel, Speedway Motorsports, Inc.

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